Exhibit 99.1

Sirona Reports Fiscal 2007 Third Quarter and Year-to-Date Results

•                  Third quarter revenues increased 33.8%, up 27.1% on a constant  currency basis, as a result of:

– the full effect of the Schick Acquisition

– the launch of our Galileos 3D Imaging System, and

– the performance of our Dental CAD/CAM Systems

•                  Sirona lowers fiscal 2007 guidance

Long Island City, New York, August 9, 2007 — Sirona (Nasdaq: SIRO), a leading global manufacturer of technologically advanced, high quality dental equipment, today reported its financial results for the quarter and nine months ended June 30, 2007.

Third Quarter Fiscal 2007 vs. Third Quarter Fiscal 2006 Financial Results

Revenue was $157.0 million, an increase of $39.7 million or 33.8% (up 27.1% on a constant currency basis) with growth rates for the Company’s business segments as follows: Imaging Systems increased 89% (up 80% constant currency); Dental CAD/CAM Systems increased 34% (up 30% constant currency); Instruments increased 7% (up 1% constant currency); and Treatment Centers increased 5% (down 1% constant currency).  Revenue in the United States increased by 59%. Outside the United States, revenue increased 24% (up 16% constant currency).  Imaging Systems revenue growth was mainly attributable to the June 2006 acquisition of Schick Technologies Inc., the continued adoption of digital radiography and the sales of the Company’s Galileos 3D imaging unit. Dental CAD/CAM Systems revenue growth was mainly driven by the Company’s new MC XL systems.

Gross profit increased by $15.4 million to $67.1 million, up 29.7%. Gross profit margins declined 1.4% year-over-year to 42.8% in the third quarter of 2007.  Gross profit was positively impacted by the Schick products, the GALILEOS 3D imaging unit, as well as robust German sales, offset in part by higher manufacturing costs and start-up expenses for the new CAD/CAM milling unit, by product mix in the Dental CAD/CAM Systems segment and by a negative US$/Euro exchange rate impact.

Operating income was $5.5 million compared to $3.7 million in the prior year period, as the increase in gross profit was partially offset by higher SG&A and R&D expense. Operating income included $19.6 million of expense related to the amortization of intangible assets resulting from the MDP transaction and Schick acquisition compared to $13.3 million of expense related to the amortization of intangible assets in the prior year period.  The year-over-year increase in SG&A and R&D expense was driven by the inclusion of Schick’s operations, a negative US$/Euro exchange rate impact,  increased expense associated with major product launches, Sirona’s expanded presence in various markets, and increased stock option expenses.

Net income was $2.0 million in the third quarter of 2007, compared to a net loss of $5.5 million in the prior year period.

At June 30, 2007 the Company had cash and cash equivalents of $58.5 million and total debt of $535.1 million, resulting in net debt of $476.6 million. This compares to net debt of $452.8 million at September 30, 2006. Of the $23.8 million increase in net debt, approximately half was due to currency fluctuations.

Chairman, President  & CEO Jost Fischer commented, “In the third quarter, although we achieved strong revenue growth, our performance was below our expectations and I am disappointed with our financial results.  We will not achieve our previous guidance primarily for the following reasons: lower than expected MC 3 system sales, longer customer purchasing cycles for our Galileos 3D imaging system, delays in realization of multi-unit contract business in emerging markets in our treatment center segment and lower gross profit margins.  Our operating income will be further impacted by our decision to continue to invest in our sales infrastructure and product development as we are confident of the longer term superior prospects of the high-tech dental equipment market.”

Guidance

The Company is lowering its Fiscal year 2007 guidance and now expects constant currency revenue growth of 6% to 8%, down from its previous expectation of 11% to 14%.  Sirona’s revenue growth rate assumes that Schick was in last year’s results for the full prior-year period.

Sirona currently expects fiscal 2007 operating income, excluding amortization of intangible assets, to be flat compared to prior year.  In fiscal 2006, operating income, excluding $66 million of amortization of intangible assets, was $126 million, including the results of Schick for the full fiscal year. This represents a reduction compared to Sirona’s prior guidance which was based on estimated operating income, excluding $77 million of amortization of intangibles, of $142 million to $146 million in 2007.

Nine Months Fiscal 2007 vs. Nine Months Fiscal 2006 Financial Results

Revenue was $482.0 million, an increase of $96.9 million or 25.2% (up 18.3% constant currency) with growth rates for the Company’s business segments as follows: Imaging Systems increased 94% (up 82% constant currency); Instruments increased 16% (up 8% constant currency); Treatment Centers increased 9% (up 1% constant currency); and Dental CAD/CAM Systems increased 1% (down 3% constant currency). Revenue in the United States increased 40%. Outside the United States, revenue increased 19% (up 10% constant currency).

Gross profit increased by $38.7 million to $221.8 million, up 21.2%.  Gross profit margin declined 1.5% year-over-year to 46.0% in the nine months ended June 30, 2007.  The margin development was positively impacted by the Schick products, the GALILEOS 3D imaging unit, as well as strong German sales and a favorable product mix in the Treatment Center segment. These positive developments were offset by higher manufacturing costs and start-up expenses for the new CAD/CAM milling unit, by product mix in the Dental CAD/CAM Systems segment, by multi-unit contract business in emerging markets in the Instruments segment and by a negative US$/Euro exchange rate impact.

Operating income was $37.2 million compared to $50.4 million in the prior year period, as the increase in gross profit was more than offset by higher SG&A and R&D expense. Operating income included $58.8 million of expense related to the amortization of intangible assets resulting from the MDP transaction and Schick acquisition, compared to $36.4 million of expense related to the amortization of intangible assets in the prior year period.  The year-over-year increase in SG&A and R&D expense was driven by the inclusion of Schick’s operations, a negative US$/Euro exchange rate impact, increased expense associated with major product launches and the bi-annual IDS trade show in Cologne, Sirona’s expanded presence in various markets, and additional expenses following the Schick acquisition (including stock option expense, costs related to the preparation and audit of U.S. GAAP financial statements and Sarbanes-Oxley compliance).

Net income was $4.6 million compared to $2.2 million. Nine months 2007 net income includes a one-time charge related to the early extinguishment of debt of $21.1 million ($13.7 million after tax) and a foreign exchange gain of $3.9 million ($2.5 million after tax) resulting from the refinancing.

The effective tax rate represents an estimate of 35% for fiscal year 2007.

Conference Call/Webcast Information

Sirona will hold a conference call to discuss its financial results at 9:00 a.m. Eastern Standard Time on August 9, 2007. The teleconference can be accessed by calling +1 888 396 2386 (domestic) or +1 617 847 8712 (international) using passcode # 21593459.  The webcast will be available via the Internet at www.sirona.com. A replay of the conference call will be available through September 9, 2007 by calling +1 888 286 8010 (domestic) or +1 617 801 6888 (international) using passcode # 93317237.  A web archive will be available for 30 days at www.sirona.com.

About Sirona Dental Systems, Inc.

Recognized as a leading global manufacturer of technologically advanced, high quality dental equipment, Sirona has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CAD/CAM restoration equipment (CEREC), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces.  Visit http://www.sirona.com for more information about Sirona and its products.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a nonhistorical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of the Company’s products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Contact information:

John Sweeney, CFA

Sirona Dental Systems, Inc.

Director of Investor Relations

+1 718 482 2184

john.sweeney@sirona.com

SIRONA DENTAL SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Nine months ended June 30,
	2007	2006	2007	2006
	$’000s (except share and per share amounts)
Revenue	$157,041	$117,337	$482,008	$385,062
Cost of sales	89,893	65,565	260,242	202,045

Gross profit	67,148	51,772	221,766	183,017

Selling, general and administrative expense	49,633	33,470	150,011	101,112
Research and development	11,811	8,166	34,145	23,139
Provision/(benefit) for doubtful accounts and notes receivable	96	(138)	329	44
Write off of in-process research and development	—	6,000	—	6,000
Net other operating expense	130	622	102	2,306

Operating income	5,478	3,652	37,179	50,416

Foreign currency transactions gain, net	(857)	(11,361)	(9,812)	(9,481)
Gain on derivative instruments	(2,636)	(2,397)	(2,216)	(3,769)
Interest expense, net	5,769	14,893	20,935	43,893
Loss on debt extinguishment	—	—	21,145	—

Income before taxes and minority interest	3,202	2,517	7,127	19,773

Income tax provision	1,121	7,983	2,495	17,463
Minority interest	100	45	(17)	67

Net income/(loss)	$1,981	$(5,511)	$4,649	$2,243

Income/(loss) per share
—Basic	$0.04	$(0.14)	$0.09	$0.06
—Diluted	$0.04	$(0.14)	$0.08	$0.06
Weighted average shares—basic	54,746,515	38,908,289	54,683,876	37,617,750
Weighted average shares—diluted	54,880,563	38,908,289	54,843,488	38,085,232

SIRONA DENTAL SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2007	2006
	(unaudited)
	$’000s (except share amounts)
ASSETS

Current assets
Cash and cash equivalents	$58,491	$80,560
Restricted cash	1,051	953
Accounts receivable, net of allowance for doubtful accounts of $1,078 and $837, respectively	83,707	66,090
Inventories, net	73,237	57,303
Deferred tax assets	7,812	4,671
Prepaid expenses and other current assets	18,288	16,074
Income tax receivable	1,669	—

Total current assets	244,255	225,651

Property, plant and equipment, net of accumulated depreciation and amortization of $25,865 and $18,139, respectively	71,709	61,042
Goodwill	648,875	613,549
Investments	1,152	750
Intangible assets, net of accumulated amortization of $130,475 and $66,242, respectively	589,617	618,993
Other non-current assets	4,785	17,370
Deferred tax assets	4,598	3,649

Total assets	$1,564,991	$1,541,004

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	$31,493	$30,303
Short-term debt and current portion of long-term debt	13,882	14,738
Income taxes payable	2,879	10,434
Deferred tax liabilities	4,016	3,208
Accrued liabilities and deferred income	76,959	65,203

Total current liabilities	129,229	123,886

Long-term debt	521,223	518,634
Deferred tax liabilities	229,469	243,491
Other non-current liabilities	13,152	18,128
Pension related provisions	52,705	48,167
Deferred income	92,500	100,589

Total liabilities	1,038,278	1,052,895

Minority interest	263	263

Shareholders’ equity
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par value; 95,000,000 shares authorized; 54,733,488 and 54,608,134 shares issued and outstanding, respectively)	548	546
Additional paid-in capital	596,896	582,447
Excess of purchase price over predecessor basis	(49,103)	(49,103)
Accumulated deficit	(42,757)	(47,406)
Accumulated other comprehensive income	20,866	1,362

Total shareholders’ equity	526,450	487,846

Total liabilities, minority interest and shareholders’ equity	$1,564,991	$1,541,004

SIRONA DENTAL SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2007	2006
	$’000s
Cash flows from operating activities
Net income	$4,649	$2,243

Adjustments to reconcile net income to net cash used in operating activities
Minority interest	(20)	—
Depreciation and amortization	68,583	45,967
Loss on disposal of property, plant and equipment	97	2
Gain on derivate instruments	(2,216)	(3,769)
Gain on foreign currency transactions	(9,812)	(9,481)
Accreted interest on long term debt	5,350	15,317
Deferred income taxes	(25,494)	(3,817)
Write off of in-process research and development	—	6,000
Amortization of debt issuance cost	2,916	5,283
Loss on debt extinguishment	19,964	—
Compensation expense from stock options	10,598	347

Changes in assets and liabilities, net of business acquired
Accounts receivable	(13,944)	(4,798)
Inventories	(12,989)	(4,039)
Prepaid expenses and other current assets	6,293	13,029
Restricted cash	(37)	103
Other non-current assets	(4,866)	8,853
Trade accounts payable	(78)	(4,200)
Accrued liabilities and deferred income	(6,396)	(11,357)
Other non-current liabilities	(4,713)	6,740
Income taxes receivable	(1,645)	—
Income taxes payable	(6,881)	15,014

Net cash provided by operating activities	29,359	77,437

Cash flows from investing activities
Investment in property, plant and equipment	(16,870)	(10,184)
Proceeds from sale of property, plant and equipment	471	700
Restricted short term investments/securities	—	753
Purchase of intangible assets	(97)	(1,469)
Purchase of long-term investments	(402)	—
Acquisition of businesses, net of cash acquired	(5,573)	14,279

Net cash (used in)/provided by investing activities	(22,471)	4,079

Cash flows from financing activities
Repayments of long-term debt	(559,294)	(73,962)
Proceeds from borrowings	529,747	—
Debt issuance cost	(5,419)	—
Common shares issued under share based compensation plans	1,308	—
Tax effect of common shares exercised under share based compensation plans	1,373	—

Net cash used in financing activities	(32,285)	(73,962)

Change in cash and cash equivalents	(25,397)	7,554
Effect of exchange rate change on cash and cash equivalents	3,327	2,190
Cash and cash equivalents at beginning of period	80,561	65,941

Cash and cash equivalents at end of period	$58,491	$75,685

Supplemental information
Interest paid	$30,385	$23,420
—thereof accreted interest paid on repayment of long-term debt	8,594	—
Interest capitalized	242	122
Income taxes paid	33,102	4,744

Acquisition of businesses, net of cash acquired
Current assets	$2,920	$19,450
Property, plant and equipment	129	207,961
Goodwill, licenses and other non-current assets	6,679	289,412
Current liabilities	(3,992)	(75,579)
Non-current liabilities	(163)	—
Shares and options exchanged	—	(455,523)
	$5,573	$(14,279)

Other Financial Data (unaudited)

	Three months ended		Nine months ended
	June 30,		June 30.
	2007	2006	2007	2006
	$’000s		$’000s
Net income	$1,981	$(5,511)	$4,649	$2,243
Net interest expense	5,769	14,893	20,935	43,893
Provision for income taxes	1,121	7,983	2,495	17,463
Depreciation	3,822	2,651	9,555	9,570
Amortization	19,745	13,281	58,833	36,397
EBITDA	$32,438	$33,297	$96,467	$109,566

Supplemental Information

	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
	$’000s		$’000s
Write off of IPR&D	—	6,000		6,000
Fair value increase in inventory	—	441	—	441
Loss on debt extinguishment	—	—	21,145	—
Share-based compensation	3,886	279	10,598	279
Unrealized, non-cash (gain) on revaluation of the carrying value of the $-denominated exclusivity fee	(1,471)	(4,949)	(6,337)	(5,123)
Foreign currency exchange (gain) on the early extinguishment of $-denominated bank debt	—	—	(3,885)	—
Unrealized, non-cash (gain) on revaluation of the carrying value of $-denominated bank loans and short-term shareholder loans	(1,251)	(6,053)	(2,604)	(6,496)
	$1,164	$(4,282)	$18,917	$(4,899)

Notes to Tables Above

EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables.  EBITDA is defined as net earnings before interest, taxes, depreciation and amortization.  Sirona’s management utilizes  EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.  EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP.  There are material limitations associated with making adjustments to Sirona's earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure. For instance, EBITDA does not include:

•         interest expense, and because Sirona has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue;

•              depreciation and amortization expense, and because Sirona uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue; and

•              tax expense, and because the payment of taxes is part of Sirona’s operations, tax expense is a necessary element of costs and impacts Sirona’s ability to operate.

In addition, other companies may define EBITDA differently.  EBITDA, as well as the other information in this filing, should be read in conjunction with Sirona’s financial statements and footnotes contained in the documents that Sirona files with the U.S. Securities and Exchange Commission.

In addition to EBITDA, the accompanying financial tables also set forth certain  supplementary information that Sirona believes is useful for investors in evaluating Sirona’s underlying operations.  This supplemental information includes gains/losses recorded in the periods presented relating to early extinguishment of debt, stock option grants, revaluation of the carrying value of the dollar-denominated exclusivity payment and borrowings where the functional currency is Euro, and the Schick acquisition. Sirona’s management believes that these items are either nonrecurring or noncash in nature, and should be considered by investors in assessing Sirona’s financial condition, operating performance and underlying strength.

Sirona’s management uses EBITDA together with this supplemental information as an integral part of its reporting  and planning processes and as one of the primary measures to, among other things:

(i)           monitor and evaluate the performance of Sirona’s business operations;

(ii)          facilitate management’s internal comparisons of the historical operating performance of Sirona’s business operations;

(iii)        facilitate management’s external comparisons of the results of Sirona’s overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)         analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(v)           plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Sirona’s management believes that EBITDA and the supplemental information provided is useful to investors as it provides them with disclosure of Sirona’s operating results on the same basis as that used by Sirona’s management.

Constant Currency: We have included certain revenue information in this press release on a constant currency basis. This information is a non-GAAP financial measure. We supplementally present revenue on a constant currency basis because we believe it facilitates a comparison of our operating results from period to period without regard to changes resulting solely from fluctuations in currency rates. Sirona calculates constant currency revenue growth by comparing current period revenues to prior period revenues with both periods converted at the Euro/U.S. $ average foreign exchange rate for the current period.

The exchange rates used in converting Euro denominated revenues into U.S. $ in the Company’s financial statements prepared in accordance with U.S. GAAP were: $1.3483 and $1.2565 for the three months ended June, 30, 2007 and 2006, respectively, and $1.3153 and $1.2134 for the six months ended June, 30, 2007 and 2006, respectively.